                                   EXHIBIT 23



                        CONSENT OF INDEPENDENT AUDITORS







The Board of Directors
Alpha Industries, Inc.:

     We hereby consent to incorporation by reference in the registration statements (No. 33?63541, No. 33?63543, No. 33-71013, No. 33?71015,
     No.33-48394, No. 33-38832, No. 333-63818, No. 333-85024 and No. 333- 91524)
     on Form S-8 of Alpha Industries, Inc. of our report dated April 30, 2002, except for Notes 12 and 13, which are as of June 25, 2002, relating to the consolidated balance sheets of Alpha Industries, Inc. and subsidiaries as of March 31, 2002 and April 1, 2001 and the related consolidated statements of operations, stockholders' equity, and cash flows and related schedule for each of the years in the three-year period ended March 31, 2002, which report appears in the March 31, 2002 annual report on Form 10-K of Alpha Industries, Inc.





/s/KPMG LLP
KPMG LLP
Boston, Massachusetts
July 1, 2002